Exhibit 99.1

FOR IMMEDIATE RELEASE

September 22nd, 2009

QVC Prices $1 Billion of New Senior Secured Notes

Englewood, Colo, Sept. 22 – QVC, Inc. announced today the pricing of $1 billion principal amount of new 7.50% Senior Secured Notes due 2019 at a price of 98.278% (the “Notes”).  The principal amount of Notes was increased from the previously announced $500 million aggregate principal amount.  The net proceeds of the offering will be used to fund the purchase and cancellation of outstanding borrowings under QVC’s senior secured credit facilities.  The offering is expected to close on or about September 25, 2009, subject to customary closing conditions.  QVC, Inc. is a wholly-owned subsidiary of Liberty Media Corporation (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LMDIA, LMDIB) attributed to the Liberty Interactive group.

The offering will be made only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended and outside the United States in accordance with Regulation S under the Securities Act.  The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the offered Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the completion of the offering and the use of proceeds from the offering.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-Q and 10-K and our Form 8-K filed July 20, 2009 for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this press release.

Contact:

Courtnee Ulrich

720-875-5420

Heather Oshiro

720-875-5433